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                                                                    EXHIBIT 14.1

                            PLANET TECHNOLOGIES, INC.
                       CODE OF BUSINESS CONDUCT AND ETHICS

A MESSAGE ABOUT THE CODE FROM THE CEO:

To All Officers, Directors and Employees:

      One of our Company's most valuable assets is its integrity. Protecting this asset is the job of everyone in the Company. To that end, we have established a Code of Business Conduct and Ethics to help our employees comply with the law and maintain the highest standards of ethical conduct. The Code does not cover every issue that may arise, but it sets out basic principles and a methodology to help guide all employees in the attainment of this common goal.

      All of the Company's employees must carry out their duties in accordance with the policies set forth in this Code and with applicable laws and regulations. To the extent that other Company polices and procedures conflict with this Code, employees should follow this Code. Any violation of applicable law or any deviation from the standards embodied in this Code will result in disciplinary action up to and including termination. Disciplinary action also may apply to an employee's supervisor who directs or approves the employee's improper actions, or is aware of those actions but does not act appropriately to correct them. In addition to imposing its own discipline, the Company may also bring suspected violations of law to the attention of the appropriate law enforcement personnel. If you are in a situation that you believe may violate or lead to a violation of this Code, follow the procedures described in Section 8 of the Code.

                                                   SCOTT GLENN
                                                   CHIEF EXECUTIVE OFFICER

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                            PLANET TECHNOLOGIES, INC.
                       CODE OF BUSINESS CONDUCT AND ETHICS

1.    POLICY STATEMENT

      This Company is committed to being a good corporate citizen. The Company's policy is to conduct its business affairs honestly and in an ethical manner. That goal cannot be achieved unless each and every employee individually accepts his or her responsibility to promote integrity and demonstrate the highest level of ethical conduct in all their activities. Activities that may call into question the Company's reputation or integrity should be avoided. The Company understands that not every situation is black and white. When an employee is faced with a business situation where he or she must determine the right thing to do, an employee should ask the following questions:

            - Am I following the spirit, as well as the letter, of the law or Company policy?

            -     Would I want my actions reported on 60 Minutes?

            - What would my family, friends or neighbors think of my actions?

            - Will there be any direct or indirect negative consequences for the Company?

Every manager and supervisor is expected to take necessary actions to ensure compliance with this Code, to provide guidance and assist employees in resolving questions concerning the Code and to permit employees to express any concerns regarding compliance with this Code.

2.    COMPLIANCE WITH LAWS AND REGULATIONS

      THE COMPANY SEEKS TO COMPLY WITH BOTH THE LETTER AND SPIRIT OF THE LAWS AND REGULATIONS IN ALL COUNTRIES IN WHICH IT OPERATES.

      The Company is committed to full compliance with the laws and regulations of the cities, states and countries in which it operates. Numerous federal, state and local laws and regulations define and establish obligations with which the Company, its employees and agents must comply. For instance, the Company's Chief Executive Officer, Chief Financial Officer and Controller shall take all necessary steps to ensure that all disclosures in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission, as well as other public communications made by the Company, are full, fair, accurate, timely and understandable. Any employee or agent who violates these laws or regulations not only risks individual indictment, prosecution and penalties, and civil actions and penalties, but may subject the Company to risks and penalties. Any employee or agent who violates these laws or the Company's Code of Business Conduct and Ethics may be subject to immediate disciplinary action, including possible termination of his or her employment or affiliation with the Company. As explained below, employees should always consult their manager or the Ethics Manager with any questions about the legality of their or their colleagues' conduct.

3.    INSIDER TRADING

      EMPLOYEES SHOULD NEVER TRADE SECURITIES ON THE BASIS OF CONFIDENTIAL INFORMATION ACQUIRED THROUGH THEIR EMPLOYMENT RELATIONSHIP.

      Employees are prohibited under both federal law and Company policy from purchasing or selling Company stock, directly or indirectly, on the basis of material non-public information concerning the Company. The Company has adopted and implemented an Insider Trading Policy that has been distributed to every employee that designates the Company's Chief Financial Officer as the Compliance Officer. Any person possessing material non-public information about the Company must not engage in transactions involving Company securities until this information has been released to the public. Generally, material information is that which would be expected to affect the investment decisions of a reasonable investor or the market price of the stock. The Company's employees

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and Directors are expected to take all necessary steps to ensure that all such public disclosures are full, fair, accurate, timely and understanding. Employees must also refrain from trading in the stock of other publicly held companies, such as existing or potential customers or suppliers, on the basis of material confidential information obtained in the course of employment. It is also illegal to recommend the purchase, sale or holding of a stock to (i.e., "tip") someone else on the basis of such information. If you have a question concerning appropriateness or legality of a particular securities transaction, consult with the Company's Compliance Officer. This Code of Business Conduct and Ethics does not supersede or replace the Insider Trading Policy, and is meant only to supplement and reinforce the restrictions and guidance of the Insider Trading Policy with respect to securities transactions.

4.    CONFLICTS OF INTEREST

      AN EMPLOYEE SHOULD AVOID SITUATIONS IN WHICH HIS OR HER PERSONAL INTERESTS CONFLICT OR EVEN APPEAR TO CONFLICT WITH THE COMPANY'S INTERESTS, AND ANY EMPLOYEE WHO BELIEVES THAT AN ACTUAL OR POTENTIAL CONFLICT OF INTEREST HAS ARISEN SHOULD PROMPTLY REPORT THE FACTS THAT GIVE RISE TO THE POTENTIAL OR ACTUAL CONFLICT. EMPLOYEES OWE A DUTY TO THE COMPANY NOT TO COMPROMISE THE COMPANY'S LEGITIMATE INTERESTS AND TO ADVANCE SUCH INTERESTS WHEN THE OPPORTUNITY TO DO SO ARISES IN THE COURSE OF THE EMPLOYEE'S EMPLOYMENT.

      Employees should avoid situations in which their personal, family or financial interests conflict or even appear to conflict with those of the Company. Employees may not engage in activities that compete with the Company or compromise its interests. The following are examples of actual or potential conflicts:

            - an employee, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company;

            - an employee uses Company property for the employee's personal benefit;

            - an employee engages in activities that interfere with his or her loyalty to the Company or his or her ability to perform Company duties or responsibilities effectively;

            - an employee works simultaneously (whether as an employee or a consultant) for a competitor, customer or supplier;

            - an employee, or a member of his or her family, has a financial interest in a customer, supplier, or competitor which is significant enough to cause divided loyalty with the Company or the appearance of divided loyalty (the significance of a financial interest depends on many factors, such as size of investment in relation to employee's income, net worth and/or financial needs, the employee's potential to influence decisions that could impact the employee's interests, and the nature of the business or level of competition between the Company and the supplier, customer or competitor);

            - an employee, or a member of his or her family, receives a loan or a guarantee of a loan from a customer, supplier or competitor;

            - an employee makes gifts or payments, or provides special favors, to customers, suppliers or competitors (or their immediate family members) with a value significant enough to cause the customer, supplier or competitor to make a purchase, or take or forego other action, which is beneficial to the Company and which the customer, supplier or competitor would not otherwise have taken; or

            - an employee is given the right to buy stock in other companies or receives cash or other payments in return for promoting the services of an advisor, such as an investment banker, to the Company.

      Conflicts are not always clear-cut, and it may be possible to address issues created by a potential conflict of interest if the facts are properly disclosed and managed. If an employee becomes aware of a conflict described above or any other conflict, potential conflict, or has a question as to a potential conflict, the employee should consult with higher levels of management or the Company's Ethics Manager and/or follow the procedures described in the Code. If an employee becomes involved in a situation that gives rise to an actual conflict, the employee MUST

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inform higher levels of management or the Company's Ethics Manager of the conflict. The Company may prohibit any employee from engaging in any situation that the Company believes creates or could create a conflict of interest.

5. REPORTING VIOLATIONS OF COMPANY POLICIES AND RECEIPT OF COMPLAINTS REGARDING FINANCIAL REPORTING OR ACCOUNTING ISSUES

      ALL EMPLOYEES SHOULD REPORT ANY VIOLATION OR SUSPECTED VIOLATION OF THIS CODE TO THE APPROPRIATE COMPANY PERSONNEL.

      The Company's efforts to ensure observance of, and adherence to, the goals and policies outlined in this Code mandate that employees bring any instance, occurrence or practice that they, in good faith, believe is inconsistent with or in violation of this Code to the attention of their supervisors, managers, or other appropriate personnel. The following is an approach to dealing with potential problem situations.

            - Discuss possible problems with a supervisor or other member of Company management. In the event you believe a violation of the Code has occurred or you have observed or become aware of conduct which appears to be contrary to the Code, immediately discuss the situation with your supervisor. If you receive, or receive notice of, a complaint or concern regarding the Company's financial disclosure, accounting, internal controls or audits, you must immediately advise your supervisor. If it would be inappropriate to discuss the issue with your supervisor or if you are not comfortable discussing the issue with your supervisor, you should contact the Ethics Manager. These resources will assure that your concerns are reviewed and evaluated promptly.

            - Use common sense and good judgment; Act in good faith. Every employee and manager is expected to become familiar with and to understand the requirements of the Code. If you become aware of a suspected violation, don't try to investigate it or resolve it on your own. Prompt disclosure to the appropriate parties is vital to ensuring a thorough and timely investigation and resolution. Allegations of violations of the Code are not taken lightly and should not be made to embarrass someone or put him or her in a false light. Reports of suspected violations should always be made in good faith.

            - Internal investigation. When an alleged violation of the Code is reported, the Company will take appropriate action in accordance with the compliance procedures outlined in Section 8 of the Code. Employees are expected to cooperate in internal investigations of alleged misconduct.

            - No fear of retaliation. It is Company policy that there be no intentional retaliation against any person who provides truthful information to a Company or law enforcement official concerning a possible violation of any law, regulation or Company policy, including this Code. Persons who retaliate may be subject to civil, criminal and administrative penalties, as well as disciplinary action, up to and including termination of employment. In cases in which an employee reports a suspected violation in good faith and is not engaged in the questionable conduct, the Company will attempt to keep its discussions and actions confidential to the greatest extent possible. In the course of its investigation, the Company may find it necessary to share information with others on a "need to know" basis. No retaliation shall be taken against employees for reporting alleged violations while acting in good faith.

6.    PUBLICATION OF THE CODE OF BUSINESS CONDUCT AND ETHICS

      The most current version of the Company's Code of Business Conduct and Ethics may be posted and maintained on the Company's website.

7.    WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

      Any waiver of this Code for executive officers or directors may be made only after approval by a committee comprised solely of independent directors and will be promptly disclosed to the Company's stockholders.

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8.    COMPLIANCE PROCEDURES

      The Company has established this Code as part of its overall policies and procedures. To the extent that other Company policies and procedures conflict with this Code, employees should follow this Code. The Code applies to all Company employees, including officers, in all locations and to all directors. (Note that directors are to read "employee" as "director" for purposes of reviewing their compliance with the Code.) The Code is based on the Company's core values, good business practices and applicable law. The existence of a Code, however, does not ensure that directors, officers and employees will comply with it or act in a legal and ethical manner. To achieve optimal legal and ethical behavior, every employee must know and understand the Code as it applies to them and as it applies to others. Most importantly, each employee must comply with it.

      The Chief Financial Officer or such other person as is designated by the Company's Board of Directors shall be responsible for ensuring that the Code becomes an integral part of the Company's culture (the "Ethics Manager"). The Company shall ensure that employees may access the Code on the Company's internal website and shall provide each employee with a hard copy of the Code. The Company will take such actions as it deems necessary to promote high standards of ethical conduct and to instruct employees regarding improper or illegal conduct. The Company shall maintain a record of all incidents reported as violations of this Code, and the Ethics Manager shall provide the Audit Committee on at least a quarterly basis a report summarizing all communications expressing complaints or concerns received.

      The Ethics Manager shall be responsible to review the Code with all of the Company's employees. Managers are the "go to" persons for employee questions and concerns, especially in the event of a potential violation. Managers will immediately report any violations or allegations to the Ethics Manager and will work with the Ethics Manager in assessing areas of concern, potential violations, any needs for enhancement of the Code and overall compliance with the Code and other related policies. If it would be inappropriate to discuss the issue with your manager or if you are not comfortable discussing the issue with your manager, you should contact the Ethics Manager. The Audit Committee will be responsible for auditing the Company's compliance with the Code on a quarterly basis.

      When an alleged violation of the Code is reported, the Company shall take prompt and appropriate action in accordance with the law and regulations and otherwise consistent with good business practice. If the suspected violation appears to involve either a potentially criminal act or an issue of significant corporate interest, then the manager or investigator should immediately notify the Ethics Manager. The Ethics Manager or another senior officer of the Company, as applicable, shall assess the situation and determine the appropriate course of action. As part of this process, a person who is suspected of a violation shall be apprised of the alleged violation and shall have an opportunity to provide a response to the investigator. All actions or investigations in response to a violation shall be documented, as appropriate.

      The Ethics Manager shall be responsible for implementing the appropriate disciplinary action in accordance with the Company's policies and procedures for any employee who is found to have violated the Code. The Chairman of the Audit Committee shall be responsible for implementing the appropriate disciplinary action any officer or director who is found to have violated the Code. The Ethics Manager shall ensure that the disciplinary mechanisms described in this section shall be subject to annual review by the Audit Committee. In addition to imposing discipline upon persons involved in non-compliant conduct, the Company also shall impose discipline, as appropriate, upon individuals who fail to detect non-compliant conduct and upon individuals who fail to report known non-compliant conduct. Disciplinary action may include the termination of the employee's employment. Disciplinary action shall be documented, as appropriate.

      In the event of a violation of the Code, the Ethics Manager or the Chairman of the Audit Committee, as applicable, should assess the situation to determine whether the violation demonstrates a problem that requires remedial action as to Company policies and procedures. Such remedial action may include retraining Company employees, modifying Company policies and procedures, improving monitoring of compliance under existing procedures and other action necessary to detect similar non-compliant conduct and prevent it from occurring in the future. Such corrective action shall be documented, as appropriate.